Exhibit 4.1

Execution Copy

CUSTOMERS BANCORP, INC.,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of August 6, 2021

To

INDENTURE

Dated as of July 30, 2013

(Senior Debt Securities)

2.875% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2031

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of August , 2021, by and between Customers Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Wilmington Trust, National Association, a national banking association organized under the laws of the United States, as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into the Indenture, dated as of July 30, 2013 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities;

WHEREAS, the Company has previously issued Securities under the Base Indenture and such Securities remain outstanding as of the date of this Fourth Supplemental Indenture;

WHEREAS, the Company desires to provide for the establishment of a new series of Securities pursuant to Sections 2.1 and 2.2 of the Base Indenture, and has duly authorized the creation and issuance of such series and the execution and delivery of this Fourth Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Fourth Supplemental Indenture for the purposes of establishing the terms of such new series of Securities and providing for the rights, obligations and duties of the Trustee with respect to such series of Securities;

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company; and

WHEREAS ,all conditions and requirements of the Base Indenture necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Notes” has the meaning set forth in Section 2.08 of this Fourth Supplemental Indenture.

“Base Indenture” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

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“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined) or the then-current Benchmark, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; or

(4)	the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “floating rate period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 2.10. The Company shall initially act as the Calculation Agent.

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“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 235 basis points per annum.

“Company” has the meaning specified in the preamble of this Fourth Supplemental Indenture until a successor corporation shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter “Company” shall mean such successor corporation.

“Consolidated Assets” means all assets owned directly by the Company or indirectly by the Company through any Subsidiary and reflected on the Company’s consolidated balance sheet prepared in accordance with GAAP.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 2.10(a).

“Fixed Rate Period” has the meaning provided in Section 2.10(a).

“Fixed Rate Regular Record Date” has the meaning provided in Section 2.10(a).

“Floating Rate Interest Payment Date” has the meaning provided in Section 2.10(b).

“Floating Rate Period” has the meaning provided in Section 2.10(b).

“Floating Rate Regular Record Date” has the meaning provided in Section 2.10(b).

“Fourth Supplemental Indenture” has the meaning specified in the preamble of this Fourth Supplemental Indenture.

“Indenture” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

“Interest Payment Date” has the meaning provided in Section 2.10(b).

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

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“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means August 6, 2021.

“Notes” has the meaning set forth in Section 2.01 of this Fourth Supplemental Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redemption Date” has the meaning set forth in Section 2.05(a) of this Fourth Supplemental Indenture.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

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“Trustee” means the party named as such in the preamble to this Fourth Supplemental Indenture until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Voting Stock” means outstanding shares of Capital Stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or other default.

Section 1.02Conflicts with Base Indenture. In the event that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Fourth Supplemental Indenture shall control.

ARTICLE II

CREATION OF THE NOTES

Section 2.01Designation of Series. Pursuant to the terms hereof and Sections 2.1 and 2.2 of the Base Indenture, the Company hereby creates a series of its senior debt securities designated as the “2.875% Fixed-to-Floating Rate Senior Notes due 2031” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 2.02Form and Denomination of Notes. The definitive form of the Notes, which shall be issued in global form, shall be substantially in the form of Exhibit A hereto, which is incorporated herein and expressly made a part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes and in the Indenture. The Stated Maturity of the Notes shall be August 15, 2031 (the “Maturity Date”), unless redeemed on any Redemption Date prior to the Stated Maturity in accordance with the terms of the Notes and the Indenture. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $1,000 and any multiple of $1,000 in excess thereof.

Section 2.03Initial Limit on Amount of Series. The aggregate principal amount of Notes that initially may be authenticated and delivered under this Fourth Supplemental Indenture shall be limited to $100,000,000. The Notes may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 2.08.

Section 2.04No Sinking Fund or Repurchase at the Option of Holders. No sinking fund will be provided with respect to the Notes. The Company will not be obligated to redeem the Notes at the option of the Holders.

Section 2.05Optional Redemption.

(a)	The Notes shall be redeemable, in each case, in whole or in part, at the option of the Company beginning with the Interest Payment Date on August 15, 2026, but not prior thereto, and on any Floating Rate Interest Payment Date thereafter (each a “Redemption Date”), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the Redemption Date. The Notes may not otherwise be redeemed prior to the Maturity Date.

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(b)	If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 2.05(a) of this Fourth Supplemental Indenture on August 15, 2026 or any Floating Rate Interest Payment Date thereafter, at least 30 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Company shall furnish to a Responsible Officer of the Trustee an Officers’ Certificate setting forth (i) the applicable section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) a copy of the relevant Board Resolutions.

(c)	If less than all of the Notes are to be redeemed, the Notes in the form of Global Securities shall be selected in accordance with the procedures of the Depository, and otherwise, the Trustee shall select the Notes to be redeemed on a pro rata basis, selected by lot or in any manner that the Trustee deems fair and appropriate. The Trustee shall promptly notify in writing the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(d)	In the case of any redemption, at least 30 days but no more than 60 days before the Redemption Date, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed (with a copy to the Trustee) at such Holder’s registered address appearing on the register. The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:

	(i)	the Redemption Date;

	(ii)	the principal amount of the Notes that are being redeemed;

	(iii)	the redemption price and accrued interest to the Redemption Date that is payable;

	(iv)	if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

	(v)	the name and address of the Paying Agent;

	(vi)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

	(vii)	that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

	(viii)	if such notice is conditioned upon the occurrence of one or more conditions precedent, the nature of such conditions precedent;

	(ix)	the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

	(x)	that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

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The Company may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, that the Company shall have delivered to a Responsible Officer of the Trustee, at least 45 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 2.05.

Further to the above, pursuant to Section 2.2.8 of the Base Indenture, the first sentence of Section 3.2 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

“If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis, selected by lot or in any manner that the Trustee deems fair and appropriate, subject to compliance with any applicable procedures of the Depository.”

Section 2.06Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for common stock or other securities or property.

Section 2.07Issuance of Notes; Selection of Depository. The Notes shall be issued as Global Securities in permanent global form, without coupons. The initial Depository for the Notes shall be The Depository Trust Company.

Section 2.08Issuance of Additional Notes. From time to time subsequent to the date hereof, without notice to or the consent of the Holders of the Notes but in compliance with the terms of the Indenture, the Company may create and issue additional Notes (the “Additional Notes”) under the terms of the Indenture and this Fourth Supplemental Indenture (and without need to execute any additional supplemental indenture); provided, that no Additional Notes shall be issued unless such Additional Notes will be fungible for U.S. federal income tax and securities law purposes with Notes originally issued pursuant to this Fourth Supplemental Indenture (“Outstanding Notes”). The Additional Notes shall be issued as part of the existing series of Notes issued pursuant to this Fourth Supplemental Indenture and shall have terms identical in all material respects (except for the issue date, issue price, initial interest accrual date and the first interest payment date) to any Outstanding Notes and shall be treated together with any Outstanding Notes as a single series of Notes for all purposes under the Indenture. Any Additional Notes issued hereunder shall rank equally and ratably with the Notes originally issued pursuant to this Fourth Supplemental Indenture, shall have the same CUSIP number and shall trade interchangeably with such Notes and shall otherwise constitute Notes for all other purposes hereof. Any Additional Notes may be issued pursuant to authorization provided by one or more Board Resolutions. No Additional Notes shall be issued at any time that there is an Event of Default under the Indenture with respect to the Notes that has occurred and is continuing, or an event that, with notice or the lapse of time, or both, would become an Event of Default.

Section 2.09Dollars. The principal of and interest on the Notes shall be payable in United States dollars.

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Section 2.10Interest.

(a)	The Notes will bear interest at a fixed rate of 2.875% per annum from and including August 6, 2021 to, but excluding, August 15, 2026 (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2022 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be August 15, 2026. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(b)	The Notes will bear a floating interest rate from, and including August 15, 2026, to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the Benchmark plus 235 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year commencing on November 15, 2026 (each such date, a “Floating Rate Interest Payment Date” and, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

(c)	The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, August 15, 2026, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed. The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date, and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(d)	The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate the Benchmark in respect of each Floating Rate Period. The calculation of the Benchmark for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

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(e)	Effect of Benchmark Transition Event.

	(1)	If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

	(2)	Notwithstanding anything set forth in Section 2.10(b) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then the provisions set forth in this Section 2.10(e) will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 235 basis points.

	(3)	The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 2.10(e). Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

	(4)	The Company (or its Calculation Agent) shall notify a Responsible Officer of the Trustee in writing (A) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (B) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

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(5)	The Trustee (including in its capacity as Paying Agent) shall have no (A) responsibility or liability for the (1) Three-Month Term SOFR Conventions, (2) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (3) determination or calculation of a Benchmark Replacement, (4) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, or (5) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable in connection with any of the foregoing, and in each such case under clauses (1) through (5) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (B) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Company or the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

(6)	If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

Section 2.11Ranking. The Notes shall be unsecured senior indebtedness of the Company and shall rank equally and ratably in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness outstanding from time to time.

Section 2.12Defeasance Applicable to Notes. Pursuant to Sections 2.2.23 and 8.3 of the Base Indenture, provision is hereby made for both (i) legal defeasance of the Notes under Section 8.3 of the Base Indenture and (ii) covenant defeasance of the Notes under Section 8.4, in each case, upon the terms and conditions contained in Article VIII of the Base Indenture.

Section 2.13Paying Agent and Security Registrar. The Company appoints the Trustee as the Registrar and Paying Agent for the Notes, and the Trustee hereby accepts such appointment.

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ARTICLE III

COVENANTS

Pursuant to Section 2.2.19 of the Base Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes in addition to the covenants contained in Article IV of the Base Indenture:

Section 3.01Ownership of Material Subsidiary Stock. Subject to the provisions of Article V of the Base Indenture, so long as any of the Notes are outstanding, the Company:

(a)	will not, nor will it permit a Material Subsidiary to, directly or indirectly, sell, assign, pledge, transfer or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Material Subsidiary, nor will the Company permit a Material Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Material Subsidiary if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of such Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would cease to own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Material Subsidiary; and

(b)	will not permit a Material Subsidiary to:

	(1)	merge or consolidate with or into any corporation or other Person, unless the Company is the surviving corporation or Person, or unless, upon consummation of the merger or consolidation, the Company will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding Voting Stock; or

	(2)	lease, sell, assign or transfer all or substantially all of its properties and assets to any Person (other than the Company) in a single transaction or series of related transactions, unless, upon such sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that Person.

Notwithstanding the foregoing, any such sale, assignment, pledge, transfer, disposition or issuance of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets shall not be prohibited if: (A) required by law and such sale, assignment, pledge, transfer, disposition or issuance of securities is made to any Person for the purpose of the qualification of such Person to serve as a director; (B) such sale, assignment, pledge, transfer, disposition or issuance of securities is made by the Company or any of its Subsidiaries acting in a fiduciary capacity for any Person other than the Company or any Subsidiary; (C) made in connection with the consolidation of the Company with or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or merger of the Company with or into any other Person (as to which Article V of the Base Indenture shall apply); (D) required by any law or any rule, regulation or order of any governmental agency or authority; or (E) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any Person; provided, that, in the case of (E) only, after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding Voting Stock of such Person will be owned, directly or indirectly, by the Company, and (z) the Consolidated Assets of the Company will be at least equal to 70% of the Consolidated Assets of the Company prior thereto. Nothing in this Section 3.01 shall prohibit the Company or any Material Subsidiary from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank of Pittsburgh, recourse obligations incurred in connection with a Material Subsidiary’s lending activities and letters of credit.

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Section 3.02Liens. The Company will not, nor will the Company permit a Material Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, without making effective provision whereby the Notes shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of such Material Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of such Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of such Material Subsidiary. Notwithstanding the foregoing, this Section shall not apply to any:

(a)	pledge, encumbrance or lien upon any such shares of Voting Stock to secure indebtedness of the Company or a Subsidiary as part of the purchase price of such shares of Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(b)	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) which secure obligations of less than $1 million in amount;

(c)	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) involves claims of less than $1 million; or

(d)	any pledge or lien on the Voting Stock of a Material Subsidiary to secure a loan or other extension of credit by a Subsidiary subject to Section 23A of the Federal Reserve Act.

In case the Company or a Material Subsidiary shall propose to create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, other than as permitted by subdivisions (a) to (d), inclusive, of this Section, the Company will prior thereto give written notice thereof to the Trustee, and will prior to or simultaneously with such pledge, encumbrance or lien, by supplemental indenture delivered to the Trustee, in form satisfactory to it, effectively secure all the Notes equally and ratably with such indebtedness, by pledge, encumbrance or lien of such Voting Stock. Such supplemental indenture shall contain the provisions, concerning the possession, control, release and substitution of encumbered and pledged property and securities and other appropriate matters which are required or permitted by the TIA (as in effect at the date of execution of such supplemental indenture) to be included in a secured indenture qualified under the TIA, and may also contain such additional and mandatory provisions permitted by the TIA as the Company shall deem advisable or appropriate.

Section 3.03Waiver of Covenants. In accordance with Section 9.2 of the Base Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 3.01 to 3.02 hereof, inclusive, with respect to the Notes if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by act of such Holders, either shall waive such compliance in such instance or generally waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

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ARTICLE IV

COVENANT DEFEASANCE

Section 4.01Covenant Defeasance Applicable to Notes. If the Company effects covenant defeasance pursuant to Article VIII of the Base Indenture, then the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 of the Base Indenture, also be released from its obligations under the covenants contained in Article III of this Fourth Supplemental Indenture, under Section 6.1(d) of the Base Indenture, as amended by Article V of this Fourth Supplemental Indenture, with respect to such covenants and under Section 6.1(f) of the Base Indenture, as amended by Article V of this Fourth Supplemental Indenture, with respect to the Outstanding Notes on and after the date the conditions set forth in Section 8.4 of the Base Indenture are satisfied.

ARTICLE V

REMEDIES

Section 5.01Events of Default. Pursuant to Section 2.2.18 of the Base Indenture, Section 6.1 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

Section 6.1 Events of Default. Each of the following constitutes an “Event of Default”:

(a)	the Company defaults in the payment of any installment of interest on any of the Notes as and when the same shall become due and payable, and such default continues for a period of 30 days;

(b)	the Company defaults in the payment when due of all or any part of the principal of any of the Notes as and when the same shall become due and payable either at maturity, upon any redemption, upon acceleration of maturity or otherwise;

(c)	the Company fails to perform any other covenant or agreement on the part of the Company contained in the Notes or in this Indenture and such failure continues for a period of 90 days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, shall have been given, by registered or certified mail (or, if registered or certified mail is not then offered by the U.S. Post Office, by first class mail return receipt requested), to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding;

(d)	a court having jurisdiction in the premises shall enter (i) a decree or order for relief in respect of the Company or a Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law now or hereafter in effect, (ii) or a decree or order adjudging the Company or a Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company or a Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or a Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(e)	the Company or a Material Subsidiary shall commence a voluntary case or proceeding under any Bankruptcy Law now or hereafter in effect or any other case or proceeding to be adjudicated bankrupt or insolvent, or consent to the entry of a decree or order for relief in respect of the Company or a Material Subsidiary in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or a Material Subsidiary, or the filing by the Company or a Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by the Company or a Material Subsidiary to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Material Subsidiary or of any substantial part of its property, or the making by the Company or a Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by the Company or a Material Subsidiary in furtherance of any such action; or

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(f)	The Company or a Material Subsidiary defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

Upon becoming aware of any Event of Default, the Company shall promptly deliver to a Responsible Officer of the Trustee a written statement specifying such Event of Default.

The term “Bankruptcy Law” means title 11, U.S. Code or any U.S. federal or state bankruptcy, insolvency, reorganization, receivership, conservatorship or similar law, including, without limitation, the Federal Deposit Insurance Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Section 5.02Acceleration. Pursuant to Section 2.2.18 of the Base Indenture, Section 6.2 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

Section 6.2Acceleration.

(a)	(a) If any Event of Default specified in Sections 6.1(a), 6.1(b), 6.1(c) or 6.1(f) of the Base Indenture, as amended by this Fourth Supplemental Indenture, with respect to the Notes occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare the principal amount (or, if any of the Notes are Discount Securities, such portion of the principal amount of such Notes as may be specified in the terms thereof) of all the Notes and interest accrued thereon to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the Holders of the Outstanding Notes) and upon any such declaration, such principal amount (or such specified portion of the principal amount) shall become immediately due and payable.

(b)	If any Event of Default specified in Section 6.1(d) or 6.1(e) of the Base Indenture, as amended by this Fourth Supplemental Indenture, with respect to the Notes occurs, the principal amount (or, if any of the Notes are Discount Securities, such portion of the principal amount of such Notes as may be specified in the terms thereof) of all the Notes and interest accrued thereon shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable; provided, however, that if an Event of Default specified in Section 6.1(d) or 6.1(e) solely with respect to a Material Subsidiary occurs and is continuing, the principal amount of such Notes and interest accrued thereon shall not automatically become immediately due and payable, but may be accelerated by the Trustee or the Holders in accordance with the provisions of Section 6.2(a).

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(c)	The Holders of a majority in aggregate principal amount of the Outstanding Notes with respect to which the Event of Default has occurred, by written notice to the Company and the Trustee, may on behalf of the Holders of all of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of any Notes which have become due otherwise than by such acceleration and any interest thereon at the rate or rates prescribed therefor in the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Notes, and (D) all sums paid or advanced by the Trustee hereunder and the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all existing Events of Default with respect to the Notes (other than the nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(d)	For all purposes under this Indenture, if a portion of the principal of any Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions of this Indenture, then, from and after the date of such Event of Default, unless such Event of Default has been rescinded and annulled as provided above, the principal amount of such Discount Securities shall be deemed, for all purposes under this Indenture, to be such portion of the principal as shall be due and payable as a result of such acceleration, and the payment of such portion of the principal as shall be due and payable as a result of such acceleration, together with interest, if any, on such portion and all other amounts owing under such Discount Security, shall constitute payment in full of such Discount Securities.

ARTICLE VI

AMENDMENTS AND WAIVERS

Section 6.01Amendments and Waivers. Pursuant to Section 2.2.23 of the Base Indenture, clause (g) of Section 9.1 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

(g)	to conform the text of the Indenture or the Notes to any provision of the description thereof set forth in a prospectus supplement, an accompanying prospectus or term sheet;”.

ARTICLE VII

MISCELLANEOUS

Section 7.01Application of Fourth Supplemental Indenture. Each and every term and condition contained in this Fourth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any other series of Securities established under the Base Indenture. The terms of this Fourth Supplemental Indenture may be modified as set forth in Article IX of the Base Indenture.

Section 7.02Benefits of this Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent, any authenticating agent and their successors under the Indenture, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Fourth Supplemental Indenture.

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Section 7.03Modification of the Base Indenture. Except as expressly provided by this Fourth Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 7.04Reports by the Company. The Company shall be deemed to have complied with the first sentence of Section 4.2 of the Base Indenture if (i) such reports are filed with the SEC via the EDGAR filing system, (ii) such reports are currently available and (iii) the Company electronically delivers to the Trustee a link to the EDGAR filing each time the Company files such a report. The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee shall have no duty to monitor whether any such filings on EDGAR have been made.

Section 7.05Effective Date. This Fourth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 7.06Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Indenture or the Collateral Documents and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, pursuant to procedures approved by the Trustee. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

Section 7.07Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 7.08Table of Contents, Headings, Etc. The Table of Contents and Article and Section headings in this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 7.09Severability Clause. In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.10Satisfaction and Discharge. The Company shall be deemed to have satisfied all of its obligations under this Fourth Supplemental Indenture upon compliance with the provisions of Section 8.3 of the Base Indenture relating to legal defeasance of the Notes.

Section 7.11Ratification of the Base Indenture. The Base Indenture as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

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Section 7.12Governing Law; Jurisdiction; Jury Waiver. This Fourth Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law.

In relation to any legal action or proceedings arising out of or in connection with this Indenture and the Notes, the Company hereby irrevocably submits to the exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under each of this Indenture and the Notes. In addition, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-mentioned courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue for such suit is improper, or that this Indenture and the Notes or the subject matter hereof or thereof may not be enforced in such courts.

The Company agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH OF THE COMPANY, THE TRUSTEE HEREBY IRREVOCABLY WAIVES, AND THE HOLDERS (BY THEIR ACCEPTANCE OF THE NOTES) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IRREVOCABLY WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.13Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Fourth Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company, (iv) the consequences of any amendment herein provided for, (v) the validity or adequacy of this Fourth Supplemental Indenture or the Notes, (vi) the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of the Indenture, (vii) the use or application of any money received by any Paying Agent other than the Trustee, or (viii) any other document in connection with the sale of the Notes or pursuant to the Indenture other than its certificate of authentication.

Section 7.14Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemic or epidemic, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 7.15U.S.A. Patriot Act. The Company acknowledges that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees that it will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first written above.

CUSTOMERS BANCORP, INC.

Customers Bancorp, Inc.

By:	/s/ Carla A. Leibold
	Name:	Carla A. Leibold
	Title:	Title: Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Christopher Spinelli
	Name:	Christopher Spinelli
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

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EXHIBIT A

Form of Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR ITS NOMINEE. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPTED IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS NOTE IS AN UNSECURED SENIOR DEBT OBLIGATION OF CUSTOMERS BANCORP, INC. THIS NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

ANY PURCHASER OR HOLDER OF THIS NOTE OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS ACQUISITION OF THE NOTE THAT EITHER (1) IT IS NOT A PENSION, PROFIT-SHARING OR OTHER EMPLOYEE BENEFIT PLAN (EACH, A “PLAN”) SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME NOTE ACT OF 1974, AS AMENDED (“ERISA”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY (A “PLAN ASSET ENTITY”) OR AN EMPLOYEE BENEFIT PLAN THAT IS A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA), A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) OR A NON-U.S. PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA) (EACH, A “NON-ERISA ARRANGEMENT”) AND IS NOT PURCHASING THE NOTE ON BEHALF OF OR WITH THE ASSETS OF ANY PLAN, PLAN ASSET ENTITY OR NON-ERISA ARRANGEMENT OR (2) THE ACQUISITION OF THE NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR A SIMILAR VIOLATION UNDER ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS.

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CUSIP No.: 23204G AG5

ISIN No.: US23204GAG55

CUSTOMERS BANCORP, INC.

2.875% Fixed-to-Floating Rate Senior Notes due 2031

No. ____$100,000,000

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CUSTOMERS BANCORP, INC., a Pennsylvania corporation (the “Company”), for value received, herein promises to pay to CEDE & CO., or its registered assigns, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000), or such lesser amount as is indicated in the records of the Trustee and the Depository, on August 15, 2031, and to pay interest thereon as set forth below:

Interest Payment Dates: February 15 and August 15 of each year, commencing February 15, 2022 to and including August 15, 2026 (each, a “Fixed Rate Interest Payment Date”) at a fixed rate equal to 2.875% per annum, and February 15, May 15, August 15 and November 15 of each year commencing November 15, 2026 (each, a “Floating Rate Interest Payment Date”, and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”), at a floating rate per annum equal to the then-current Benchmark plus a spread of 235 basis points, or such other rate as determined pursuant to the Fourth Supplemental Indenture (as defined herein).

Interest Record Dates: February 1 and August 1 of each year (whether or not a Business Day), commencing February 1, 2022 to and including August 1, 2026 (each, a “Fixed Rate Regular Record Dates”), and February 1, May 1, August 1 and November 1 of each year (whether or not a Business Day) commencing November 1, 2026 (each, a “Floating Rate Regular Record Dates”, and together with the Fixed Rate Regular Record Date, the “Record Dates”).

Reference is made to the further provisions of this Note contained herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CUSTOMERS BANCORP, INC.

By:
	Name:	Carla A. Leibold
	Title:	Executive Vice President and Chief Financial Officer

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

Dated: August 6, 2021

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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(Reverse of Note)

Customers Bancorp, Inc.

2.875% Fixed-to-Floating Rate Senior Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.Payment of Principal and Interest. Customers Bancorp, Inc. (the “Company”), a Pennsylvania corporation, promises to pay CEDE & CO., or registered assigns, the principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) on August 15, 2031 (the “Maturity Date”), unless redeemed prior to such date. This Note will bear interest at a fixed rate of 2.875 % per annum from and including August 6, 2021, to, but excluding, August 15, 2026 (the “Fixed Rate Period”), unless redeemed prior to such date. Interest accrued on this Note during the Fixed Rate Period will be payable semi-annually in arrears on February 15 and August 15 of each year (each such date, a “Fixed Rate Interest Payment Date”), with the first such Fixed Rate Interest Payment Date being February 15, 2022, and the last such Fixed Rate Interest Payment Date being August 15, 2026, unless redeemed prior to such date. This Note will bear interest at a floating per annum interest rate from and including August 15, 2026, to, but excluding, the Maturity Date or any earlier redemption date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period will be equal to the then-current Benchmark plus 235 basis points. During the Floating Rate Period, interest on this Note will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date, a “Floating Rate Interest Payment Date”, and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), with the first such Floating Rate Interest Payment Date being November 15, 2026, and the last such Floating Rate Interest Payment Date being the Maturity Date or any earlier redemption date. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. Interest on each Fixed Rate Interest Payment Date is payable to holders of record on February 1 and August 1 of each year (whether or not a Business Day), commencing February 1, 2022 to and including August 1, 2026 (each, a “Fixed Rate Regular Record Dates”). Interest on each Floating Rate Interest Payment Date is payable to holders of record on February 1, May 1, August 1 and November 1 of each year (whether or not a Business Day) commencing November 1, 2026 (each, a “Floating Rate Regular Record Dates”, and together with the Fixed Rate Regular Record Date, the “Record Dates”).

The interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, August 15, 2026. The interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. If a Fixed Rate Interest Payment Date or the Maturity Date for this Note falls on a day that is not a Business Day, the interest payable on such Interest Payment Date or the payment of principal and interest on the Maturity Date will be paid on the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holder of this Note will not be entitled to any further interest or other payment. If a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

For Notes held in definitive form, payments of interest may be made, at the Company’s option, by (i) mailing a check for such interest payable to or upon the written order of the Person entitled thereto, to the address of such Person as it appears on the Security Register or (ii) transfer to an account maintained by the payee located inside the United States. For Notes held in global form, payments shall be made through the Depository, or its nominee, as the registered owner of the Notes. All such payments shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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2.Paying Agent and Registrar. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

3.Indenture. This Note is one of the 2.875% Fixed-to-Floating Rate Senior Notes due 2031 (the “Notes”) issued under the Indenture, dated as of July 30, 2013 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by the Fourth Supplemental Indenture, dated as of August 6, 2021, the “Indenture”), by and between the Company and the Trustee. This Note is a “Global Security” and the Notes are “Global Securities” under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date on which the Indenture was qualified under the TIA. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

4.Optional Redemption. The Notes are redeemable, in whole or in part, at the option of the Company, beginning with the Interest Payment Date on August 15, 2026, and on any Floating Rate Interest Payment Date thereafter (each, a “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the Redemption Date. On and after the Redemption Date, interest shall cease to accrue on the Notes or the portions thereof called for redemption. In addition to the Company’s right to redeem the Notes as provided in the Indenture, the Company may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise.

5.Notice of Redemption. In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption by first class mail, or in the event the notes are represented by global Notes, electronically in accordance with the procedures of The Depository Trust Company (“DTC”) at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address; provided that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. Notes to be redeemed shall, on the Redemption Date, become due and payable at the redemption price. The Company shall deposit with the Trustee or with the Paying Agent, one Business Day prior the Redemption Date, money sufficient to pay the redemption price on all Notes to be redeemed on that date.

6.Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar need not exchange or register the transfer of any Note selected for redemption, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. The Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

7.No Sinking Fund. There is no sinking fund provided for the Notes.

8.Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

9.Amendment, Supplement and Waiver. The Base Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into one or more supplemental indentures without notice to any Holder but with the written consent of the Holders of a majority in principal amount of the Securities of each Series then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) affected by such supplemental indenture. In addition, the Base Indenture permits the Company and the Trustee to enter into one or more supplemental indentures without the consent of any Holder for certain specified purposes as therein provided, including: to cure any ambiguity, defect or inconsistency contained in the Base Indenture, in any supplemental indenture or in any Securities; to provide for uncertificated Securities in addition to or in place of certificated Securities; to make any change that would provide any additional rights or benefits to the Holders of Securities or that does not adversely affect the legal rights under the Indenture of any such Holder; to evidence the succession of another Person to the Company pursuant to Article V of the Base Indenture and the assumption by such successor of the Company’s covenants, agreements and obligations in the Base Indenture and in the Securities; to modify the Base Indenture in such a manner to comply with the requirements of the SEC or as to permit the qualification of the Base Indenture or any supplemental indenture under the TIA; to add any guarantor or to provide any collateral to secure any Notes; to add additional obligors under the Indenture and the Securities; to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Securities and matters related thereto; or to establish the form or terms of Securities of any Series pursuant to Section 2.2 of the Base Indenture. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each Series at the time outstanding, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

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10.Defaults and Remedies. If an Event of Default occurs and is continuing, the principal amount of the Notes, together with accrued interest to the date of declaration, may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

11.Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not the Trustee.

12.Discharge and Defeasance. Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the outstanding Notes for principal and accrued interest, to the date of maturity or redemption, as the case may be.

13.No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, employee, officer, or director, as such, past, present or future, of the Company, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture, this Note and the obligations issued hereunder are solely obligations of the Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, employees, officers or directors, as such, of the Company, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Note or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute or otherwise, of, and any and all such rights and claims against, every such incorporator, shareholder, employee, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Note or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for the issuance of the Notes.

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14.Authentication. This Note shall not be valid until authenticated by the signature of the Trustee or an authenticating agent.

15.Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

16.CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Customers Bancorp, Inc.

701 Reading Avenue

West Reading, PA 19611

Attention: Andrew Sachs, Corporate Secretary

18.Counterparts. This Note may be executed by one or more of the parties to this Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19.Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s Social Security or Tax Identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note

on the books of the Company. The agent may substitute another to act for him.

Date:______________________

Your signature:___________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: __________________

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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[To Be Attached to Global Notes]

Schedule of Increases or Decreases in the Global Note

The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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